Exhibit 99.1

                                                                   NEWS
FINANCIAL
RELATIONS BOARD


                                                         RE:  NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604


FOR FURTHER INFORMATION:

AT THE COMPANY                               AT FINANCIAL RELATIONS BOARD
--------------                               ----------------------------
Will Kelly                                   Alison Ziegler      Susan Garland
Treasurer & Manager of Investor Relations   (General info)      (Analyst info)
(423) 743-9151                              212-445-8432        212-445-8458

FOR IMMEDIATE RELEASE
June 18, 2004

                                 NN, INC. NAMES
                 NICOLA TROMBETTI MANAGING DIRECTOR OF NN EUROPE

                        REPLACES RESIGNING DARIO GALETTI

Johnson City, Tenn., June 18, 2004 - NN, Inc. (Nasdaq: NNBR) today announced recent management changes at NN Europe. The Company appointed Nicola Trombetti to Managing Director, NN Europe. Mr. Trombetti succeeds Dario Galetti, who resigned to pursue other interests.

Prior to being named Managing Director, Nicola Trombetti, age 44, was Vice President and Director of Operations, NN Europe. He joined the Company in September 2000 as Plant Director for Pinerolo Italy. Prior to joining NN Europe, Mr. Trombetti was Plant Director for Tekfor - Neumaier GmbH Group, a European-based steel component manufacturer for the auto industry. From 1996 to 1999 he was a manufacturing and Plant Manager for SKF Group. He also spent seven years as a manufacturing manager for Pininfarina, an Italian-based automotive design and engineering and development firm. Mr. Trombetti has a degree in mechanical engineering from Bologna University, Italy.

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "We are fortunate to have such a strong manager to be able to step up as Managing
Director, NN Europe. In his new position, Nicola will be responsible for overseeing our NN Europe operations in Ireland, Germany, Italy, Slovakia and The Netherlands. Nicola's experience implementing Total Quality Management programs and Lean Manufacturing initiatives will be particularly valuable as we continue with the training and improvement activities related to our Level 3 program. We look forward to his contributions as we continue to grow and expand our business and customer relationships in Europe."

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $253 million in 2003.

The comments by Mr. Baty regarding NN Europe are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2003.
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